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                                                                    EXHIBIT 2.1




                            STOCK PURCHASE AGREEMENT

         This Agreement entered into on September 5, 1997, to be effective as of July 1, 1997, by and among Romac International, Inc., a Florida corporation (the "Buyer"), and Scott M. Johnsen ("Johnsen"), Donald J. O'Brien ("O'Brien"), and John E. Sweeney ("Sweeney") (individually a "Seller," and collectively the "Sellers"). The Buyer and the Sellers are referred to collectively herein as the "Parties."

         The Sellers in the aggregate own all of the outstanding capital stock of Uni*Quality Systems Solutions, Inc. d/b/a UQ Solutions, Inc., an Illinois corporation (the "Target").

         This Agreement, including all schedules and exhibits referenced herein (the "Agreement") contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the issued and outstanding capital stock of the Target in return for cash.

         Now, Therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1.      Definitions.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, and Taxes, liens, losses, expenses, and fees, including court costs and reasonable expert witness and attorneys' fees and expenses.

         "Affiliate" has the meaning set forth in Rule 12-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of Code Sec. 1504.

         "Annualized EBITA" means the annualized amount of the EBITA of the UQ Solutions Profit Center from the first day of July, 1997, or 1998, respectively, through the end of the calendar month immediately preceding the date on which Buyer and/or Target terminates the employment of Johnsen or O'Brien without Cause, as Cause (hereinafter "Cause") is defined in those certain Employment And Noncompetition Agreements set forth in Exhibits B and C attached hereto (together the "Employment Agreements" and individually an "Employment Agreement") divided by the number of

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months from the end of such calendar month from the first day of July 1, 1997, or 1998, respectively, for any annual period, multiplied by twelve (12).

         "Applicable Rate" means the prime rate of interest announced from time to time by NationsBank, N.A.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "Buyer" has the meaning set forth in the preface.

         "Closing" has the meaning set forth in Section 2(e).

         "Closing Date" has the meaning set forth in Section 2(e).

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidential Information" means any information concerning the businesses and affairs of the Target that is not already generally available to the public at the Closing Date.

         "Controlled Group of Corporations" has the meaning set forth in Code Sec. 1563.

         "Deferred Intercompany Transaction" has the meaning set forth in Treas. Reg. Section 1.1502-13.

         "Earnout" has the meaning set forth in Section 2(b)(iii).

         "EBITA" means earnings before interest, taxes, and amortization as determined in accordance with GAAP, as more fully described, including examples thereof as of June 30, 1997, and July 31, 1997, respectively in Schedule 2(b)(i). The EBITA for the UQ Solutions Profit Center shall include:

                 (a) all revenues from (i) all sources, including from the clients of Target currently in existence and hereinafter acquired, and
         (ii) if Johnsen and O'Brien, on the one hand, and the Buyer, on the other hand, agree to consolidate Buyer's existing Chicago office information technology consultants business into the UQ Solutions Profit Center, all revenues from clients for contract and time and material services provided by such information technology consultants from Buyer's existing Chicago office; and

                 (b) all direct operating expenses and all capital expenditures, and if Johnsen and O'Brien, on the one hand, and the Buyer, on the other hand, agree to consolidate Buyer's existing Chicago office information technology consultants





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         business into the UQ Profit Center, all direct personnel expenses related to such consultants, and the following expenses if, and only if, Johnsen or O'Brien consent in writing, or if only one of such individuals is then employed by the Target or the Buyer, then only such employed individual shall be the one empowered to provide such written consent:

                 (i) any administrative, financing or other corporate or management charges of the Buyer; or

                 (ii) any operating expenses or capital expenditures required by the Buyer in type or amount not previously incurred by the Target.

         "Effective Date" has the meaning set forth in Section 2(f).

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

         "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.





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         "Escrow Agreement" has the meaning set forth in Section 9(b)(iv).

         "Escrow Agent" means NationsBank, N.A.

         "Excess Loss Account" has the meaning set forth in Treas. Reg. Section 1.1502-19.

         "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

         "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

         "Financial Statement" has the meaning set forth in Section 5(g).

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indemnified Party" has the meaning set forth in Section 9(d).

         "Indemnifying Party" has the meaning set forth in Section 9(d).

         "Intellectual Property" means (a) all inventions, whether patentable or unpatentable and whether or not reduced to practice, all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations- in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "Knowledge" means actual knowledge after reasonable investigation of any of the Sellers.





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         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

         "Most Recent Financial Statements" has the meaning set forth in
Section 5(g).

         "Most Recent Fiscal Month End" has the meaning set forth in Section
5(g).

         "Most Recent Fiscal Year End" has the meaning set forth in Section
5(g).

         "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

         "Net Tangible Asset Value" means the net tangible assets of Target in excess of liabilities as of June 30, 1997, as determined in accordance with GAAP.

         "Ordinary Course of Business" means the ordinary course of business of Target consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" has the meaning set forth in the preface.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

         "Purchase Price" has the meaning set forth in Section 2(b).

         "Reportable Event" has the meaning set forth in ERISA Sec. 4043.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.





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         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Sellers" has the meaning set forth in the preface above.

         "Subsidiary" means any corporation with respect to which the Target owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Target" has the meaning set forth in the preface.

         "Target Share" means any share of the Common Stock, par value $10.00 per share, of the Target.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in Section 8(d) below.

         "UQ Solutions Profit Center" means the profit center of Target after the Closing that is expected to be conducted from Target's offices in Oak Brook, Illinois, under the day-to-day direction and management of Johnsen and/or O'Brien, but which profit center shall be subject to the overall management of Buyer.

         2.      Purchase and Sale of Target Shares.

                 (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to the Buyer, all of his Target Shares for the consideration specified in Section 2(b).





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                 (b)      Purchase Price.

                 The Purchase Price for the Shares shall be the sum of the following (the "Purchase Price"):

                          (i) $19,409,250.00, which represents seven (7) times the annualized adjusted and normalized EBITA of the Target based upon the six (6) months ended June 30, 1997, as determined and described in Schedule 2(b)(i); plus

                          (ii) $223,149.00, which represents the amount that the Net Tangible Asset Value of the Target as of June 30, 1997, of $1,223,149.00, is in excess of $1,000,000.00; plus

                          (iii) an Earnout in such amounts as are determined as follows:

                                  (A)      For the twelve (12) month period
                                           beginning July 1, 1997, and ending
                                           June 30, 1998, seven and one-half
                                           (7.5) times the amount that the
                                           EBITA for the UQ Solutions Profit
                                           Center for the twelve (12) month
                                           period beginning on July 1, 1997 and
                                           ending June 30, 1998, exceeds
                                           $2,772,750.00, provided, however,
                                           that if the employment of Johnsen or
                                           O'Brien is terminated without Cause
                                           by the Buyer or the Target prior to
                                           June 30, 1998, then the Earnout
                                           shall be the greater of the
                                           foregoing amount, or seven and
                                           one-half (7.5) times the amount that
                                           the Annualized EBITA for the UQ
                                           Solutions Profit Center for the
                                           twelve (12) month period beginning
                                           on July 1, 1997, and ending June 30,
                                           1998, exceeds $2,772,750.00, plus

                                  (B)      For the twelve (12) month period
                                           beginning July 1, 1998 and ending
                                           June 30, 1999, three (3) times the
                                           amount that the EBITA for the UQ
                                           Solutions Profit Center for the
                                           twelve (12) month period beginning
                                           July 1, 1998, and ending June 30,
                                           1999, exceeds the greater of (i)
                                           $2,772,750.00, or (ii) EBITA for the
                                           UQ Solutions Profit Center for the
                                           twelve (12) month period beginning
                                           July 1, 1997, and ending June 30,
                                           1998, provided, however, that if the
                                           employment of Johnsen or O'Brien is
                                           terminated without Cause by the
                                           Target or the Buyer between





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                                           July 1, 1998, and June 30, 1999,
                                           then the Earnout shall be the
                                           greater of the foregoing amount, or
                                           three (3) times the amount that the
                                           Annualized EBITA, for the UQ
                                           Solutions Profit Center for the
                                           twelve (12) month period beginning
                                           July 1, 1998 and ending June 30,
                                           1999, exceeds the greater of (i)
                                           $2,772,750.00, or (ii) EBITA for the
                                           UQ Solutions Profit Center for the
                                           twelve (12) month period beginning
                                           July 1, 1997, and ending June 30,
                                           1998.

                 (c)      Payment of Purchase Price.        Buyer agrees to pay
         to Sellers the purchase price in proportion to their respective holdings of Target Shares as set forth in Schedule 5(b)(i) as follows:

                          (i) $17,669,159.00 at the Closing by wire transfer or delivery of other immediately available funds to a concentration account designated by the Sellers;

                          (ii) $1,963,240.00 at the Closing by wire transfer or delivery of other immediately available funds to the Escrow Agent pursuant to the Escrow Agreement set forth in Exhibit A, to be distributed pursuant to the terms of said Escrow Agreement; and

                          (iii) Subject to the determination of EBITA as set forth in Section 2(d), the amount of the Earnout pursuant to
                 Section 2(b)(iii), on or before August 31, 1998, for the twelve (12) month period beginning July 1, 1997, and ending June 30, 1998, and on or before August 31, 1999, for the twelve (12) month period beginning July 1, 1998, and ending June 30, 1999.

                 (d) Post Closing Determination of EBITA for the UQ Solutions Profit Center.

                          (i) On or before the 15th day of August in 1998 and 1999, the Buyer shall deliver to the Sellers and the Buyer the amount of the EBITA and/or the Annualized EBITA, as the case may be, for the UQ Solutions Profit Center for the twelve
                 (12) month periods ending June 30, 1998, and June 30, 1999. The Buyer and the Sellers each shall designate a representative to assist and shall cooperate with each other and the accountants in preparing such EBITA amounts for each of said years as applicable.





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                          (ii)    The determination of such EBITA amounts for
                 each of said years shall be accompanied by a report of Buyer stating that it has been prepared in accordance with GAAP applied on a consistent basis (subject only to such exceptions thereto as agreed upon by the Buyer and the Sellers).

                          (iii) Within ten (10) days after the Buyer delivers the determination of such EBITA amounts to the Sellers, Sellers shall give the Buyer written notice that they either agree and accept such EBITA amounts, or that they dispute one or more items set forth in the determination of such EBITA amounts, describing in reasonable detail the amount or item disputed and the basis for disputing the item, in which event the Buyer and such Sellers shall attempt in good faith to resolve the dispute. If the Parties are unable to resolve the dispute within thirty (30) days after the date the Buyer receives notice of the dispute from the Sellers, the Buyer and the Sellers shall submit the dispute to binding arbitration in accordance with the following procedures:

                                  (A)      Any arbitration proceeding shall
                          take place in Chicago, Illinois, and shall be conducted in accordance with the then current rules of the American Arbitration Association, except as otherwise specifically provided in this Section 2(d).

                                  (B) The parties shall have ten (10) days after the expiration of the thirty (30) day mutual resolution period described above to agree upon an arbitrator to conduct such proceeding. If the parties fail to so agree within such ten (10) day period, then within five (5) days after the end of such ten (10) day period, each party shall select an arbitrator and, within ten (10) days after the end of such five (5) day period, such two (2) arbitrators shall select a third arbitrator. Each arbitrator must either have professional experience relating to the business, accounting or legal aspects of the subject of the arbitration. No arbitrators shall (1) have any material interest in the result of the arbitration or (2) be, or shall ever have been, an affiliate, equity holder or creditor of, or an attorney, accountant, agent or consultant for, any Party to such arbitration proceeding.

                                  (C)      Each arbitration proceeding shall
                          start as soon as reasonably practical after the selection of the arbitrator(s). Specific timing, including the setting of the dates for hearings, shall be





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                          subject to the mutual agreement of each Party,
                          including the arbitrator(s); provided, however, that if agreement cannot be reached within a reasonable time, the arbitrator(s) shall have the sole authority to settle all timing issues after taking into account the needs of each Party to prepare for, resolve and dispose of the matter as soon as reasonably practicable.

                                  (D)      The decision of the arbitrator (or,
                          if there are three (3) arbitrators, the decision of any two (2) arbitrators) shall be final and binding upon the Parties, and judgment may be entered upon any such decision in any court having jurisdiction.

                                  (E)      Except as otherwise specifically
                          provided herein, all costs incurred in connection with any arbitration proceeding, including the American Arbitration Association fees, the arbitrator(s) fees, the cost of using any facilities for the arbitration hearings and the reasonable fees and expenses of expert witnesses, legal counsel and accountants of the prevailing party shall be paid by the non-prevailing party.

                                  (F)      The payments based upon such EBITA
                          amounts delivered by the Buyer to the Sellers shall be paid by the Buyer to the Sellers notwithstanding the existence of the dispute, except that the amount in dispute shall not be included and no payment by the Buyer of the amount in dispute shall be required until the dispute has been resolved by agreement of such Parties or by the arbitration procedure described herein.

                 (e) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Holland & Knight LLP in Tampa, Florida, or at such other location as the Parties may mutually determine, commencing at 9:00 A.M. local time on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or such other earlier date as the Parties may mutually determine, but in any event not later than September 6, 1997. (the "Closing Date").

                 (f) Effective Date. The Parties agree that the effective date of the Closing of the transactions contemplated by this Agreement shall be as of July 1, 1997 (the "Effective





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         Date") notwithstanding that the Closing will occur on a later date.

                 (g)      Deliveries at the Closing.  At the Closing:

                          (i)     the Sellers will deliver to the Buyer:

                                  (A)      the various certificates,
                          instruments, and documents referred to in Section 8(a); and

                                  (B)      the stock certificates representing
                          all of their Target Shares, endorsed in blank or accompanied by duly executed assignment documents; and

                          (ii)    the Buyer will deliver to the Sellers:

                                  (A)      the various certificates,
                          instruments, and documents referred to in Section 8(b); and

                                  (B)      the consideration specified in
                          Section 2(b)(i) and Section 2(b)(ii).

         3. Representations and Warranties of the Sellers. Each of the Sellers represents and warrants to the Buyer that the statements contained in this Section 3 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3) with respect to himself, except as set forth in the Schedules that correspond to the particular sections.

                 (a) Authorization of Transaction. He has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of him, enforceable in accordance with its terms and conditions. He is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                 (b) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Seller is subject or, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement,





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         contract, lease, license, instrument, or other arrangement to which he is a party or by which he is bound or to which any of his assets is subject.

                 (c) Brokers' Fees. He does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                 (d) Target Shares. He holds of record and owns beneficially the number of Target Shares set forth next to his name in
         Schedule 5(b)(i), free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. He is not a party to any option, warrant, purchase right, or other contract or commitment that could require him to sell, transfer, or otherwise dispose of any capital stock of the Target (other than this Agreement). He is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target.

         4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers that the statements contained in this
Section 4 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 4), except as set forth in Schedules that correspond to the particular section.

                 (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, in good standing under the laws of the jurisdiction of its incorporation and qualified to do business in all jurisdictions where it is required to be qualified.

                 (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                 (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment,





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

order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its articles of incorporation or by-laws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

                 (d) Brokers' Fees. Except for the commission that Buyer has agreed to pay to DeBellas & Company, the Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

                 (e) Investment. The Buyer is not acquiring the Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

         5. Representations and Warranties Concerning the Target. The Sellers represent and warrant to the Buyer that the statements contained in this Section 5 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5), except as set forth in the Schedules that correspond to the particular sections. Notwithstanding the foregoing, the Parties understand and agree that the information set forth in the various Schedules is as of the dates set forth in each specific Schedule and that said Schedules will not be updated as of the date this Agreement is executed or closed. Sellers further represent and warrant that any changes in the information set forth in said Schedules through the date this Agreement is executed are in the Ordinary Course of Business.

                 (a) Organization, Qualification, and Corporate Power. The Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a materially adverse effect on Target. The Target has full corporate power and authority, and to Sellers' Knowledge, and all licenses, permits and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Schedule 5(a) lists the directors and officers of the Target. The Sellers have delivered to the Buyer correct and complete copies of the articles of incorporation and bylaws of the Target and all amendments thereto. The minute books containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors, the stock certificate books, and the stock record books of the Target are correct and complete in all material respects. The Target is not in default under or in violation of any provision of its articles of incorporation or bylaws.

                 (b) Capitalization. The entire authorized capital stock of the Target consists of one thousand (1,000) Target Shares, of which six hundred (600) Target Shares are issued and outstanding. There are no Target Shares held in treasury. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth in Schedule 5(b)(i). There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Target.

                 (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Target is subject or any provision of the charter or bylaws of the Target, or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Target does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

                 (d) Brokers' Fees. The Target has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                 (e) Title to Assets. The Target has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it and located on its premises, that are shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

                 (f) Subsidiaries. The Target has no Subsidiary corporations.

                 (g)      Financial Statements.  Schedule 5(g) sets forth:

                          (i) unaudited balance sheets and statements of income, as of and for the fiscal years ended December 31, 1994, December 31, 1995, and December 31, 1996 (the "Most Recent Fiscal Year End") for the Target; and

                          (ii) unaudited balance sheet and statement of income, as of and for the six (6) months ended June 30, 1997 (the "Most Recent Fiscal Month End") for the Target (collectively the "Financial Statements"). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Target as of such dates and the results of operations of the Target for such periods, are correct and complete, and are consistent with the books and records of the Target, which books and records are correct and complete.

                 (h) Events Subsequent to June 30, 1997. Since June 30, 1997, there has not been any materially adverse change in the business, financial condition, operations or results of operations of the Target. Without limiting the generality of the foregoing, since that date:

                          (i) the Target has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration;

                          (ii) except for contracts entered into with independent contractors and other contracts in the Ordinary Course of Business, the Target has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000.00;

                          (iii) except in the Ordinary Course of Business, no party, including the Target, has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license, or series of related agreements, contracts, leases, and licenses, to which the Target is a party or by which it is bound;

                          (iv) the Target has not imposed any Security Interest upon any of its assets, tangible or intangible;

                          (v)     the Target has not made any capital
                 expenditure, or series of related capital expenditures, in excess of $10,000.00;

                          (vi)    the Target has not made any capital
                 investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

                          (vii) the Target has not issued any note, bond, or other debt security, or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligations;

                          (viii) the Target has not delayed or postponed the payment of accounts payable and other Liabilities;

                          (ix) the Target has not cancelled, compromised, waived, or released any material right or claim (or series of related rights and claims);

                          (x) the Target has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                          (xi) there has been no change made or authorized in the articles of incorporation or by-laws of the Target;

                          (xii) the Target has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain, including upon conversion, exchange, or exercise, any of its capital stock;

                          (xiii) the Target has not declared, set aside or paid any dividend or made any distribution with respect to its capital stock whether in cash or in kind, or redeemed, purchased or otherwise acquired any of its capital stock;

                          (xiv) the Target has not experienced any material damage, destruction or loss, whether or not covered by insurance, to its property;

                          (xv) the Target has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees;

                          (xvi) except for employment and independent contractor agreements entered into or modified in the Ordinary Course of Business, the Target has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                          (xvii) except for adjustments to compensation for non-shareholder employees in the Ordinary Course of Business, the Target has not granted any other increase in the base compensation of any of its directors, officers and employees;

                          (xviii)  except for adjustments to compensation for
                 non-shareholder employees in the Ordinary Course of Business, the Target has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees, or taken any such action with respect to any other Employee Benefit Plan;

                          (xix) except for adjustments to compensation for non-shareholder employees in the Ordinary Course of Business and reduction of salaries of the Sellers retroactive to July 1, 1997, in accordance with Schedule 5(h)(xix), the Target has not made any other change in employment terms for any of its directors, officers, and employees;

                          (xx) the Target has not made or pledged to make any charitable or other capital contribution in excess of $1,000.00 in the aggregate;

                          (xxi) outside the Ordinary Course of Business, there has not been any other material occurrence, event, incident, action, failure to act, or transaction involving the Target; and

                          (xxii) except in the Ordinary Course of Business, the Target has not committed to any of the foregoing.

                 (i) Undisclosed Liabilities. The Target has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for:

                          (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto); and

                          (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law by the Target).

                 (j) Legal Compliance. To Sellers' knowledge, the Target has complied in all material respects with all applicable laws, including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder, of federal, state, local, and foreign governments, and all agencies thereof, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

                 (k)      Tax Matters.

                          (i) The Target as of the date hereof has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Target, whether or not shown on any Tax Return, have been paid. The Target currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Target does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Target that arose in connection with any failure, or alleged failure, to pay any Tax.

                          (ii) The Target has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                          (iii) No Seller is aware of any facts that would cause any of them to expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Target either:

                          (A) claimed or raised by any authority in writing; or

                          (B) as to which any of the Sellers and the directors and officers of the Target has Knowledge based upon personal contact with any agent of such authority.

                 Schedule 5(k)(iii) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Target for taxable periods ended after the date of its incorporation, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to the Buyer correct and complete copies of all filed federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Target after the date of its incorporation.

                          (iv) The Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                          (v) The Target has not filed a consent under Code Sec. 341(f) concerning collapsible corporations. The Target has not made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G. The Target has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). The Target has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sec. 6662. The Target is not a party to any Tax allocation or sharing agreement. The Target:

                                  (A)      has not been a member of an
                          Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Target); or

                                  (B)      has no Liability for the Taxes of
                          any Person (other than the Target) under Treas. Reg.
                          Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                          (vi) Schedule 5(k)(vi) sets forth the following information with respect to the Target:

                                  (A)      the basis of the Target's assets;

                                  (B)      the amount of any net operating
                          loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Target; and

                                  (C)      the amount of any deferred gain or
                          loss allocable to the Target arising out of any Deferred Intercompany Transaction.

                          (vii)   The unpaid Taxes of the Target:

                                  (A)      did not, as of the Most Recent
                          Fiscal Month End, exceed the reserve for Tax
                          Liability, rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income, set forth in the Most Recent Balance Sheet, including notes thereto; and

                                  (B)      do not exceed that reserve as
                          adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target in filing its Tax Returns.

                 (l)      Real Property.

                          (i)     The Target does not own any real property.

                          (ii) Schedule 5(l)(ii) lists and describes briefly all real property leased or subleased to the Target. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in Schedule 5(l)(ii), including all amendments thereto. With respect to each lease and sublease listed in Schedule 5(l)(ii):

                                  (A)      the lease or sublease is in full
                          force and effect and to the Sellers' Knowledge, legal, valid, binding, and enforceable;

                                  (B)      subject to any required notices or
                          consents that are set forth in Schedule 5(l)(ii), the lease or sublease will continue in full force and effect, and to Sellers' Knowledge, to be legal, valid, binding and enforceable, on identical terms following the consummation of the transactions contemplated hereby;

                                  (C)      To Sellers' Knowledge, no party to
                          the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                                  (D)      no party to the lease or sublease
                          has repudiated any provision thereof;

                                  (E)      there are no disputes, oral
                          agreements, or forbearance programs in effect as to the lease or sublease;

                                  (F)      with respect to each sublease, the
                          representations and warranties set forth in subsections (A) through (E) herein are true and correct with respect to the underlying lease;

                                  (G)      the Target has not assigned,
                          transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                                  (H)      to Sellers' Knowledge, all
                          facilities leased or subleased thereunder have received all approvals of governmental authorities, including licenses and permits, required in connection with the operation thereof, and to Sellers' Knowledge, have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations; and

                                  (I)      all facilities leased or subleased
                          thereunder are supplied with utilities and other services necessary for the operation of said facilities.

                 (m)      Intellectual Property.

                          (i) The Target owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of the Target as presently conducted. Subject to any required notices or consents that are listed in Schedule 5(m), each item of Intellectual Property owned or used by the Target immediately prior to the Closing hereunder will be owned or available for use by the Target on identical terms and conditions immediately subsequent to the Closing hereunder. The Target has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

                          (ii) The Target has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Sellers has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation, including any claim that the Target must license or refrain from using any Intellectual Property rights of any third party. To Sellers' Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Target.

                          (iii) Schedule 5(m)(iii) identifies each patent or registration which has been issued to the Target with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Target has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Target has granted to any third party with respect to any of its Intellectual Property, together with any exceptions. The Sellers have delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Schedule 5(m)(iii) also identifies each trade name or unregistered trademark used by the Target in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Schedule 5(m)(iii):

                                  (A)      To Sellers' Knowledge, the Target
                          possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                                  (B)      the item is not subject to any
                          outstanding injunction, judgment, order, decree, ruling, or charge;

                                  (C)      no action, suit, proceeding,
                          hearing, investigation, charge, complaint, claim, or demand is pending, or to Sellers' Knowledge, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                                  (D)      the Target has not ever agreed to
                          indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                          (iv) Schedule 5(m)(iv) identifies each item of Intellectual Property that any third party owns and that the Target uses pursuant to license, sublicense, agreement, or permission. The Sellers have delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions and all amendments thereto. With respect to each item of Intellectual Property required to be identified in Schedule 5(m)(iv):

                                  (A)      the license, sublicense, agreement,
                          or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                                  (B)      subject to any required notices or
                          consents that are listed in Schedule 5(m)(iv) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

                                  (C) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                                  (D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                                  (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) are true and correct with respect to the underlying license;

                                  (F)      the underlying item of Intellectual
                          Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                                  (G)      no action, suit, proceeding,
                          hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                                  (H)      the Target has not granted any
                          sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                          (v) To Sellers' Knowledge, the Target will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continue operation of its business as presently conducted.

                 (n) Tangible Assets. Except for employee and independent contractor consultants of the Target who use the clients' equipment on the clients' premises, the Target owns or leases all real property, furniture, equipment, and other tangible assets necessary for the conduct of its businesses as presently conducted. Each such tangible asset, has been maintained in accordance with normal industry practice, is in operating condition and repair, subject to normal wear and tear, and is suitable for the purposes for which it presently is used.

                 (o) Contracts. Schedule 5(o) lists the following contracts and other agreements to which the Target is a party:

                          (i)     any agreement, or group of related
                 agreements, for the lease of personal property to or from any Person providing for lease payments;

                          (ii)    any agreement, or group of related
                 agreements, for the purchase or sale of commodities, supplies, products, other personal property, services, the performance of which will extend over a period of more than one (1) year;

                          (iii) any agreement concerning a partnership or joint venture;

                          (iv)    any agreement, or group of related
                 agreements, under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                          (v) any agreement concerning confidentiality or noncompetition;

                          (vi) any agreement with any of the Sellers and their Affiliates, other than the Target;

                          (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                          (viii)  any collective bargaining agreement;

                          (ix) any agreement for the employment of any individual or entity on a full-time, part-time, consulting, or other basis;

                          (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                          (xi)    any agreement with its clients; or

                          (xii) any other agreement, or group of related agreements, the performance of which involves consideration in excess of $10,000.00 or extends over a period of more than one (1) year.

The Sellers have made available to Buyer correct and complete copies of each written agreement listed in Schedule 5(o) and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 5(o) involving more than $10,000 per month or extending over a period of more than one (1) year. With respect to each such agreement:

                          (i) to Sellers' Knowledge, the agreement is legal, valid, binding, enforceable, and in full force and effect;

                          (ii) subject to any required notices and consents that are listed in Schedule 5(o), to Sellers' Knowledge the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;


                          (iii) to Sellers' Knowledge, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and

                          (iv) no party has repudiated any provision of the agreement.

                 (p) Notes and Accounts Receivable. All notes and accounts receivable of the Target are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target.

                 (q) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Target.

                 (r) Insurance. Schedule 5(r) sets forth the following information with respect to each insurance policy, including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements, to which the Target has been a party, a named insured, or otherwise the beneficiary of coverage at any time:

                          (i) the name, address, and telephone number of the agent;

                          (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                          (iii)   the policy number and the period of coverage;

                          (iv) the scope, including the amount and whether the coverage was on a claims made, occurrence, or other basis; and

                          (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

                 With respect to each such insurance policy:

                          (i) to Sellers' Knowledge, the policy is legal, valid, binding, enforceable, and in full force and effect;

                          (ii) subject to any required notices and consents that are listed in Schedule 5(r), to Sellers' Knowledge the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                          (iii) to Sellers' Knowledge, neither the Target nor any other party to the policy is in breach or default, including with respect to the payment of premiums or the giving of notices, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and

                          (iv) no party to the policy has repudiated any provision thereof.

                 The Target has been covered since the time it commenced doing business by insurance it believed in scope and amount to have been customary and reasonable for the businesses in which it has engaged during the aforementioned period. Schedule 5(r) also describes any self-insurance arrangements affecting the Target.

                 (s) Litigation. Schedule 5(s) sets forth each instance in which the Target:

                          (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge; or

                          (ii) is a party, or to Sellers' Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

                 (t) Employees. Schedule 5(t) is a list of the employees of the Target. Except for Sweeney, to Seller's Knowledge, no executive, key employee, or group of employees has any plans to terminate employment with the Target. The Target is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To Sellers' Knowledge, the Target has not committed any unfair labor practice. The Sellers are not aware of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Target.

                 (u)      Employee Benefits.

                          (i) Schedule 5(u) lists each Employee Benefit Plan that the Target maintains or to which the Target contributes:

                                  (A)      To Sellers' Knowledge, each such
                          Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                                  (B)      To Sellers' Knowledge, all required
                          reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. To Sellers' Knowledge, the requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                                  (C)      To Sellers' Knowledge, all
                          contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Target. All premiums or other payments for all periods ending on or before the

                          Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan or accrued in accordance with the past custom and practice of the Target.

                                  (D)      Each such Employee Benefit Plan
                          which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Sec. 401(a) and a request for a favorable determination letter from the Internal Revenue Service is currently pending.

                                  (E)      The Sellers have delivered to the
                          Buyer complete copies of the plan documents and summary plan descriptions, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                          (ii) With respect to each Employee Benefit Plan that the Target maintains or ever has maintained or to which the Target contributes, ever has contributed to, or ever has been required to contribute:

                                  (A)      No such Employee Benefit Plan is an
                          Employee Pension Benefit Plan subject to the jurisdiction of the PBGC.

                                  (B)      To Sellers' Knowledge, there have
                          been no Prohibited Transactions with respect to any such Employee Benefit Plan. To Sellers' Knowledge, no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. To Sellers' Knowledge, no action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. To Seller's Knowledge there is no Basis for any such action, suit, proceeding, hearing, or investigation.

                          (iii) The Target does not contribute to, never has contributed to, or never has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

                          (iv)    Other than the Code Section 125 Plan
                 identified in Schedule 5(u) the Target does not maintain or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

                 (v) Guaranties. The Target is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

                 (w)      Environment, Health, and Safety.

                          (i) To Sellers' Knowledge, the Target has materially complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, to Sellers' Knowledge, the Target has obtained and been in material compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has materially complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

                          (ii) To Sellers' Knowledge, the Target has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner in violation of any Environmental, Health, and Safety Law.

                          (iii) To Sellers' Knowledge, all properties and equipment used in the business of the Target have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

                 (x) Certain Business Relationships with the Target. Except as an employee, officer, or director, none of the Sellers or their Affiliates have been involved in any business arrangement or relationship with the Target within the past twelve (12) months, and none of the Sellers or their Affiliates owns any asset, tangible or intangible, which is used in the business of the Target.

                 (y) Business Names and Addresses. Since the date of incorporation, the Target has not used a business name other than

UQ Solutions, Inc., Uni*Quality System Solutions, Inc., and Uni*Quality and variations thereof, and has not had a business address other than the addresses that are set forth in Schedule 5(y).

                 (z) Existing Customers and Agreements with Customers. No Seller has Knowledge that any material existing client of the Target will not continue to do business with the Target after the Closing Date. None of the contracts or agreements with any of Target's clients or customers prohibit the transactions contemplated by this Agreement or require the consent or approval of any such clients or customers to transactions contemplated by this Agreement. None of the Target's clients or customers are serviced more than one hundred (100) miles from Target's current offices in Oak Brook, Illinois other than FCNBD who is located in Detroit, Michigan.

                 (aa)     Disclosure.  To Sellers' Knowledge, the
representations and warranties contained in this Section 5 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Section 5 not misleading.

         6. Pre-Closing Covenants. Subject to Section 10, the Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

                 (a) General. Each of the Parties will use his or its best efforts to take all reasonable action and to do all reasonable things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 8 below).

                 (b) Notices and Consents. The Sellers will cause the Target to give any required notices to third parties, and will cause the Target to use its best reasonable efforts to obtain any required third-party consents, that the Buyer may reasonably request in connection with the matters referred to in Section 5(c) above. Each of the Parties will (and the Sellers will cause the Target to) give any required notices to, make any required filings with, and use its best reasonable efforts to obtain any required authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 4(b) and Section 5(c)above. Without limiting the generality of the foregoing, each of the Parties will file (and the Sellers will cause the Target to file) any Notification and Report Forms and related material that he or it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use his or its best efforts to obtain (and the Sellers will cause the Target to use its best efforts to obtain) an early termination of the applicable waiting period, and will make (and the Sellers will cause the Target to make) any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

                 (c) Operation of Business. Subject to the other provisions of this Agreement, including those in Section 8(a)(xi), the Sellers will not cause or permit the Target to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Sellers will not cause or permit the Target to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 5(h) above.

                 (d) Preservation of Business. The Sellers will cause the Target to use commercially reasonable efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

                 (e) Reasonable Access. Until the Closing or the termination of this Agreement pursuant to Section 10, whichever first occurs, each of the Sellers will permit, and the Sellers will cause the Target to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Target, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Target.

                 (f) Notice of Developments. The Sellers will give prompt written notice to the Buyer of any materially adverse development causing a breach of any of the representations and warranties in Section 3 and Section 5. Each Party will give prompt written notice to the others of any materially adverse development causing a breach of any of his or its own representations and warranties in Section 3, Section 4, and Section 5. No disclosure by any Party pursuant to this Section 6(f), however, shall be deemed to amend or supplement the Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

                 (g) Exclusivity. None of the Sellers will (and the Sellers will not cause or permit the Target to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, the Target (including any acquisition structured as a merger, consolidation, or share exchange), or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Sellers will vote their Target Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange.

         7. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

                 (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 below). The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Target, except the Buyer shall give the Sellers access to such materials (to the extent relating to periods prior to the Closing Date) for all reasonable purposes.

                 (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Target, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 9).

                 (c) Transition. None of the Sellers will knowingly take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Target from maintaining the same business relationships with the Target after the Closing as it maintained with the Target prior to the Closing. Each of the Sellers will refer all customer inquiries relating to the businesses of the Target to the Buyer from and after the Closing.

                 (d) Confidentiality. Each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement or his position as a company officer, director, or employee of Target, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his or its best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure or in the public domain other than pursuant to a breach by the Sellers of this Agreement.

                 (e) Covenant Not to Compete. For a period of five (5) years from and after the Closing Date, none of the Sellers will engage directly or indirectly in any business that the Target conducts as of the Closing Date with FCNBD in Detroit, Michigan, and within one hundred (100) miles of Target's current offices in Oak Brook, Illinois; provided, however, that no owner of less than one percent (1%) of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                 (f) Solicitation. For a period of five (5) years from and after the Closing Date, none of the Sellers will solicit the business of FCNBD in Detroit, Michigan, or any other client of the Target relating to the business conducted by the Target within one hundred miles (100) miles of Target's current offices in Oak Brook,

Illinois, or disclose any confidential information regarding the business of the Target, provided, however, that this shall not restrict any of the Sellers from doing business with (i) any Client, excluding FCNBD in Detroit, Michigan, who is serviced from a Client office that is located outside of one hundred
(100) miles of Target's current office of Oak Brook, Illinois, or (ii) any other company that is located outside of one hundred (100) miles of Target's current office in Oak Brook, Illinois. For the purposes of this paragraph, the word "Client" means organizations (whether corporations, partnerships, or otherwise) or persons who have done business of any nature with the Target since its date of incorporation.

                 (g) Solicitation of Employees. The Sellers agree that for a period of five (5) years after the Closing Date, they will not, without the Buyer's prior written consent, hire as an employee or enter into any type of consulting agreement with any current non-shareholder employees of Target (or any of their lineal descendants) for a period of one (1) year after the termination of employment of any such employee with Target.

                 (h) Books and Records of UQ Solutions Profit Center. On an annual basis and after Buyer presents to Sellers the report of the EBITA of the UQ Solutions Profit Center that is required by Section 2(d)(i), Buyer agrees to provide each of the Sellers, his attorneys, accountants and agents, access to the books, records and financial statements of the UQ Solutions Profit Center. Each Seller who wishes access to such books, records and financial statements pursuant to this paragraph, agrees to provide Buyer advance written notice thereof, agrees that any such inspection will be during normal business hours, agrees not to interfere with Target's or Buyer's business, and Buyer shall make such documents available to said Seller, his attorneys, accountants and/or agents within a reasonable period of time, which period shall not exceed five (5) business days.

                 (i) EBITA Calculations for UQ Profit Center. Until the Earnout has been paid in full by the Buyer to the Sellers, Buyer shall provide Sellers with determinations of the EBITA for the UQ Profit Center for each month commencing with the month of August of 1997, within forty-five (45) days after the end of each such month.

                 (j) Credit for Previous Service in Buyer Retirement Plan. Buyer covenants to provide credit for previous service with the Target in Buyer's 401(k) Profit Sharing Plan to all current employees of the Target after the Closing.

                 (k) Reimbursement of Seller Advancements. Within one business day of the Closing, each of the Sellers shall reimburse the Target for the amount of the following items paid by the Target between July 1, 1997, and
Closing:

                 (i) the salary he received and all payroll taxes of the Target related thereto;

                 (ii)    the payment of his vehicle lease;

                 (iii)   the payment of his automobile insurance;

                 (iv) the payment of the premium on his life insurance to fund the Cross Purchase Buy-Sell Agreement; and

                 (v) one-third (1/3) of all of the Sellers' legal fees and expenses in connection with this Agreement and any of the transactions contemplated hereby.

          8.      Conditions to Obligation to Close.

         (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                 (i) the representations and warranties set forth in Section 3 and Section 5 shall be true and correct in all material respects at and as of the Closing Date;

                 (ii) the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                 (iii) the Target shall have procured all of the third party consents specified in Section 6(b);

                 (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Target Shares and to control the Target, or (D) affect adversely the right of the Target to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                 (v) the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 8(a)(i)-(iv) is satisfied in all respects;

                          (vi) the Parties and the Target shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 4(b) and
         Section 5(c) above;

                          (vii) Johnsen and O'Brien shall have executed and delivered to Buyer employment agreements in the forms set forth as Exhibit B and C respectively;

                          (viii) the Buyer shall have received from counsel to the Sellers an opinion in form and substance as set forth in Exhibit D attached hereto, addressed to the Buyer, and dated as of the Closing Date;

                          (ix)    the Buyer shall have received the
         resignations, effective as of the Closing, of each director and officer of the Target other than those whom the Buyer shall have specified in writing at least five (5) business days prior to the Closing; and

                          (x) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 8(a) if it executes a writing so stating at or prior to the Closing.

                 (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                          (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                          (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                          (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                          (iv) the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

                          (v) the Parties shall have received all other authorizations, consents, and approvals required of governments and governmental agencies referred to in Section 4(b) and Section 5(c) above;

                          (vi) the Buyer shall have executed and delivered to Johnsen and O'Brien the employment agreements in the forms set forth in Exhibits B and C respectively;

                          (vii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Sellers.

                          (viii) The Sellers shall have received from counsel to the Buyer an opinion in the form and substance as set forth in Exhibit E attached hereto addressed to the Sellers, and dated as of the Closing Date.

         The Sellers may waive any condition specified in this Section 8(b) if they execute a writing so stating at or prior to the Closing.

         9.      Remedies for Breach of this Agreement.

                 (a)      Survival of Representations and Warranties.

All of the representations and warranties of the Sellers and the Buyer contained herein shall survive the Closing hereunder and continue in full force and effect for eighteen (18) months following the Closing Date, except with respect to Section 5(k) and for any Adverse Consequences suffered by Buyer from the fraud of any Seller which shall continue in effect until the expiration of the applicable statute of limitations, provided that the Sellers' obligation to indemnify the Buyer and the Buyer's obligation to indemnify the Sellers shall be subject to the limitations set forth in Section 9(b)(iv).

                 (b)      Indemnification Provisions for Benefit of the Buyer.

                          (i)     Subject to the limitations set forth in
         Section 9(b)(iv), if any of the Sellers breaches (or in the event any third party alleges facts that, if true, would mean any of the

         Sellers has breached) any of the representations and warranties set forth in Section 3 and Section 5, and subject to any applicable survival period pursuant to Section 9(a), provided that the Buyer makes a written claim for indemnification against any of the Sellers pursuant to Section 11(h) below within such survival period, then Sellers, jointly and severally, agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                          (ii)    Subject to the limitations set forth in
         Section 9(b)(iv), if any of the Sellers breaches (or in the event any third party alleges facts that, if true, would mean any of the Sellers has breached) any of his post-closing covenants in Section 7, and provided that the Buyer makes a written claim for indemnification against the responsible Seller pursuant to Section 11(h), then only said responsible Seller severally agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                          (iii) Each of the Sellers, jointly and severally, agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Target for the unpaid Taxes of any Person (other than any of the Target and its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                          (iv) The following limitations shall apply to the foregoing indemnities:

                                  (A)      $1,963,240.00 shall be deposited in
                          escrow for a period of eighteen (18) months from the Closing Date to secure the indemnification obligations of Sellers pursuant to this Agreement (the "Escrowed Funds"). One-half (1/2) of the Escrowed Funds shall be released from escrow one (1) year from the Closing Date if no claims are pending against the Escrowed Funds and if no claims have been paid from the Escrowed Funds as of such date. If any claims are pending or have been paid as of such date, one-half (1/2) of the Escrowed Funds less the amount of pending or paid claims shall be released from escrow and paid to the Sellers in proportion to their respective holdings of Target Shares as set forth in Schedule 5(b)(i). The balance of the Escrowed Funds shall be released from escrow eighteen (18) months from the Closing Date unless there are claims pending against them. If there are claims pending against the Escrowed Funds, any amount in excess of such pending claims shall be released from such Escrowed Funds and paid to the Sellers.
                          The balance shall be released from escrow as soon as such pending claims are resolved. Buyer, Sellers and Escrow Agent agree to execute the Escrow Agreement set forth in Exhibit A, which Escrow Agreement shall govern the disbursement of the funds that have been deposited in escrow.

                                  (B)      Buyer agrees that the Sellers shall
                          not have any obligation to indemnify Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by any breach, or alleged breach, of any representations, warranties, or covenants of Sellers until the Buyer shall have suffered Adverse Consequences by reason of all such breaches, or alleged breaches, in excess of $50,000.00 in the aggregate (at which point the Sellers shall indemnify Buyer from and against all such Adverse Consequences in excess of $50,000.00).

                                  (C)      Except for any Adverse Consequences
                          of Buyer that arise from any fraud of the Sellers or any breaches by Sellers pursuant to Section 5(k) above, Buyer agrees that the maximum amount of Adverse Consequences that it may recover from Sellers pursuant to Section 9 for breaches of representations or warranties of Section 3 or Section 5 shall be limited to $3,000,000.00.

                                  (D)      The Sellers shall not be liable to
                          the Buyer under this indemnification provision to the extent that:

                                        (1)     the Buyer acted in bad faith or
                                  failed to reasonably attempt to mitigate the Buyer's damages;

                                        (2)     the Buyer receives indemnity
                                  for any Adverse Consequences under the terms of any insurance policy then in force; provided that the Buyer must seek recovery under insurance policies if such policies are occurrence based policies that were issued to the Target prior to the Closing and the Adverse Consequences relate to facts, events or circumstances existing prior to the Closing;

                                        (3)     such Adverse Consequences would
                                  not have arisen but for the Buyer's breach of this Agreement;

                                        (4)     a provision for such Adverse
                                  Consequences is shown on the Closing Balance
                                  Sheet; or

                                        (a)  the Adverse Consequences
                                        experienced by the Buyer are not
                                        reasonably foreseeable; or

                                        (b)  Target or Buyer did not suffer a
                                        true income loss as a result of a
                                        tax audit and/or any such loss is
                                        the result of a timing difference
                                        rather than a permanent difference,
                                        for example, if a deduction is
                                        disallowed in one year but permitted
                                        in another year.

                 (c) Indemnification Provisions for Benefit of the Sellers. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 9(a) above, provided that any of the Sellers makes a written claim for indemnification against the Buyer pursuant to Section 11(h) within such survival period, then the Buyer agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                 (d)      Matters Involving Third Parties.

                          (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 9, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced and provided further that the notification is delivered prior to expiration of any survival period set forth in Section 9(a).

                          (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as:

                                  (A) the Third Party Claim involves only money
                          damages and does not seek an injunction or other equitable relief and that such Third Party Claim when aggregated with all other claims against the applicable Party or Parties does not exceed any limitations of recovery of Adverse Consequences that is set forth in Section 9(b)(iv);

                                  (B) the Indemnifying Party notifies the
                          Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim;

                                  (C) the Indemnifying Party provides the
                          Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder;

                                  (D) settlement of, or an adverse judgment
                          with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party; and

                                  (E) the Indemnifying Party conducts the
                          defense of the Third Party Claim actively and diligently.

                          (iii)   So long as the Indemnifying Party is
         conducting the defense of the Third Party Claim in accordance with
         Section 9(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the

         Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.

                          (iv) In the event any of the conditions in Section 9(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim.

                 (e)      Adjustments of Purchase Price.   All indemnification
payments under this Section 9 shall be deemed adjustments to the Purchase
Price.

                 (f) Other Indemnification Provisions. Buyer agrees that the indemnification provided for in this Section 7 is the sole remedy Buyer has against Sellers with respect to any breaches of representations, warranties, or covenants that are set forth in Section Section 3 and 5. Sellers agree that Buyer may pursue any remedies available to it under applicable law for any breaches of the covenants that are set forth in this Section 9, including, but not limited to, any injunctive or equitable relief. Each of the Sellers hereby agrees that he will not make any claim for indemnification against the Target by reason of the fact that he or it was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

         10.     Termination.

                 (a) Termination of Agreement. Certain of the Parties may terminate this Agreement prior to Closing as provided below:

                          (i) the Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

                          (ii) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the
                 Closing:

                                  (A)      in the event any of the Sellers has
                          breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Sellers of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; or

                                  (B)      if the Closing shall not have
                          occurred on or before September 6, 1997, by reason of the failure of any condition precedent under Section 8(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement).

                          (iii) the Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the
                 Closing:

                                  (A)      in the event the Buyer has breached
                          any material representation, warranty, or covenant contained in this Agreement in any material respect, any of the Sellers has notified the Buyer of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach; or

                                  (B)      if the Closing shall not have
                          occurred on or before September 6, 1997, by reason of the failure of any condition precedent under Section 8(b) hereof (unless the failure results primarily from any of the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

                          (iv) either party may terminate this Agreement by giving written notice to the other party if the consents required by Section 6(b) are not obtained prior to the Closing Date.

                 (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

         11.     Miscellaneous.

                 (a)      Nature of Certain Obligations.

                          (i)     The covenants of each of the Sellers in
         Section 2(a) above concerning the sale of his Target Shares to the Buyer and the representations and warranties of each of the Sellers in
         Section 3 concerning the transaction and the post-closing covenants in
         Section 7 are several obligations. This means that the particular Seller making the representation, warranty, or covenant will be solely responsible to the extent provided in Section 9 for any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

                          (ii) The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that each Seller will be responsible to the extent provided in Section 9 above for the entirety of any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

                 (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to or after the Closing without the prior written approval of the Buyer and the Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

                 (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                 (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                 (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

                 (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                 (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                 (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                 If to the Sellers:

                          John E. Sweeney
                          26229 8th Street
                          Salem, Wisconsin 53168

                          Donald J. O'Brien
                          180 Millers Crossing
                          Itasca, Illinois 60143

                          Scott M. Johnsen
                          3307 Tussell
                          Naperville, Illinois 60564

                 With a copy to:

                          Brien J. Nagle
                          Nagle & Higgins, P.C.
                          1755 Park Street
                          Suite 260
                          Naperville, Illinois 60563

                 If to the Buyer:

                          Romac International, Inc.
                          120 West Hyde Park Place
                          Suite 200
                          Tampa, Florida 33606
                          Attn:  Howard W. Sutter, Vice-President

                 With a copy to:

                          Holland & Knight LLP
                          400 N. Ashley Street, Suite 2050
                          Tampa, Florida  33602
                          Attn:  David R. Singleton, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                 (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

                 (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                 (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                 (l) Expenses. Other than the legal fees of Sellers that have been paid by Target on or before June 30, 1997, each of the Parties and the Target will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Except as set forth in the preceding sentence and except for the expenses of Target that have been paid to Sellers' attorneys and will be repaid by Sellers to Target pursuant to Section 7(k), Sellers agree that Target has not borne and will not bear any of the Sellers' costs and expenses (including any of their legal fees and expenses) in connection with this transaction or any other transactions contemplated hereby.

                 (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

                 (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                 (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties may be damaged irreparably in the event any of the provisions of Section 7 of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to seek an injunction or injunctions to prevent breaches of such provisions of this Agreement and to enforce specifically such provisions of this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

                 (p) Termination of Shareholder Agreement. The Sellers agree, that effective as of the closing of this Agreement, they waive all of their rights pursuant to that certain Cross Purchase Buy-Sell Agreement dated February 26, 1996, as amended, among the Sellers, and agree that said Buy-Sell Agreement shall thereafter be null and void.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                        BUYER:

                                        ROMAC INTERNATIONAL, INC., a
                                        Florida corporation

                                        By:/s/ Howard W. Sutter
                                           --------------------------------
                                           Howard W. Sutter, as its
                                           Vice President



                                        SELLERS:

                                        /s/ Scott M. Johnsen
                                        -----------------------------------
                                        Scott M. Johnsen


                                        /s/ Donald J. O'Brien
                                        -----------------------------------
                                        Donald J. O'Brien


                                        /s/ John E. Sweeney
                                        -----------------------------------
                                        John E. Sweeney

                                ESCROW AGREEMENT

         This is an Escrow Agreement, dated as of September 5, 1997 (this "Agreement"), by and among Romac International, Inc., a Florida corporation (the "Buyer"), Scott M. Johnsen, Donald J. O'Brien, and John E. Sweeney (individually , a "Seller" and collectively the "Sellers") and NationsBank, N.A. as Escrow Agent (herein called "Escrow Agent").

         BACKGROUND. The Buyer and the Sellers are parties to a Stock Purchase Agreement dated as of September ___, 1997 (the "Purchase Agreement"), pursuant to which, and subject to the conditions therein, the Buyer will purchase from the Sellers all of the outstanding shares of common stock of Uni*Quality Systems Solutions, Inc. d/b/a UQ Solutions, Inc., an Illinois Corporation (the "Company"). The Sellers and the Buyer desire to appoint the Escrow Agent to act for and on behalf of the Buyer and the Sellers, and to receive, in escrow, a certain portion of the purchase price as partial security for the performance of certain obligations of the Sellers, as provided herein. Capitalized terms that are used herein without definition shall have the meanings attributed in the Purchase Agreement.

         THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

         1. Establishment of Escrow. On the date of execution of this Agreement, the Sellers and the Buyer shall deposit $1,963,240.00 of the Purchase Price in escrow with the Escrow Agent. Such amount and all interest and earnings thereon (the "Escrow Fund") shall be held in escrow and disbursed in accordance with the terms and conditions of this Agreement. The Escrow Fund is being deposited with Escrow Agent as partial security for the performance by the Sellers of their obligations under the indemnification provisions contained in the Purchase Agreement.

         2. Claims on Escrow Fund. If, during the term of this Agreement, the Buyer wishes to assert a claim against the Escrow Fund pursuant to the Purchase Agreement, the Buyer shall deliver a notice of claim pursuant to
Article 9 of the Purchase Agreement (a "Notice of Claim") to Sellers and Escrow Agent, which Notice of Claim shall state (the amount sought for the Adverse Consequences suffered by the Buyer) and the circumstances in reasonable detail. If (i) Escrow Agent has not received, within 30 days after the receipt by it of such Notice of Claim, a copy of a notice from Sellers that they deny or dispute the claim in whole or in part, as asserted in such Notice of Claim from the Buyer, or (ii) Escrow Agent receives at any time notice from the Sellers that they accept the obligation(s) described in such Notice of Claim from the Buyer (in whole or in part), the Escrow Agent will transfer cash from the Escrow Fund in an amount equal to the Adverse Consequences suffered by the Buyer pursuant to the Notice of Claim which has been accepted by the Sellers or which has not been timely




                                                       (EXHIBIT "A" PAGE 1 OF 7)
disputed or denied. If Escrow Agent has received, within any 30-day period after the receipt of a Notice of Claim, a copy of a notice from the Sellers that they deny or dispute such claim or the amount thereof, Escrow Agent shall disburse the disputed portion of such Notice of Claim only upon the joint written instructions of Buyer and Sellers or a final order from a court of competent jurisdiction.

         3. Investment of Escrow Fund. The Escrow Agent shall invest and reinvest moneys on deposit in the Escrow Fund, unless joint written notice to the contrary is received from the Sellers and the Buyer, in any combination of the following or any: (a) direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States, maturing within 6 months from the date of purchase, (b) insured interest-bearing accounts or certificates of deposit of, or time deposits with, any commercial bank that is a member of the Federal Reserve System and which issues (or the parent of which issues) commercial paper rated as described in clause (c), is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $1 billion, and maturing within 6 months from the date of purchase, (c) commercial paper issued by any corporation organized under the laws of any state of the United States, rated at least "Prime-1" (or the then equivalent grade) by Moody's Investors Services, Inc, or "A-1" (or the then equivalent grade) by Standard & Poors, Inc. or (d) interests in an investment company or fund registered under the Investment Company Act of 1940 which invests solely in the foregoing.

         4. Obligations of Escrow Agent. The Escrow Agent shall have no duty or obligation to collect any amounts at any time due in respect of the Purchase Agreement, and shall not be responsible for any defaults thereunder. It is further agreed that should a controversy arise before, during or after the term of this Agreement, with respect to this Agreement or the right of any of the parties hereto or of any third person or any money or property deposited herein or affected hereby, the parties expressly agree and consent that Escrow Agent shall have the right to do either or both of the following:

                 (a) Withhold further performance of this Agreement on its part until such controversy is resolved to the satisfaction of Escrow Agent, or

                 (b) Commence or defend any action or proceeding for the determination of such controversy. Except for usual and customary fees of the Escrow Agent (as provided in Section 7 below), the Sellers, jointly and severally on the one hand, and the Buyer on the other hand, each agree to pay one-half of all costs, damages, judgments, and expenses, including a reasonable attorney's fee, suffered or incurred by Escrow Agent in connection with or arising out of this Agreement, including, but without limiting the generality of the foregoing any suit or proceeding for or in the nature of interpleader brought by or against Escrow Agent. In the event of any such action or

                                                       (EXHIBIT "A" PAGE 2 OF 7)
proceeding, Escrow Agent shall be entitled to deliver all funds and other property held by it into the appropriate court and shall thereupon be released and discharged from all obligations and liabilities created by this Agreement.

         5. Limitations on Liability of Escrow Agent. The Buyer and the Sellers agree that Escrow Agent shall not be liable for the failure of any condition of this Agreement or the Purchase Agreement, or for damage caused or omission done in good faith, or for any claim or loss, claimed or suffered by any party hereto by the exercise of Escrow Agent's discretion, or for any other reason except negligence or willful or wanton misconduct on the part of Escrow Agent, and the Sellers and the Buyer jointly and severally agree, in the absence of any such negligence or willful or wanton misconduct on the part of Escrow Agent, to hold Escrow Agent harmless and to indemnify Escrow Agent for all loss, costs, expense or liability, including reasonable attorneys' fees and other expenses that may be incurred, sustained or asserted against it in connection with this Agreement, or court action ensuing therefrom.

         6. Termination. This Agreement will terminate as to one-half (1/2) of the Escrow Funds one year after the Closing Date, unless at such time there is an unsatisfied Notice of Claim of Buyer pursuant to Section 2 hereof or if Notices of Claims of Buyer have been paid pursuant to Section 2 hereof. If at such time Notices of Claim of Buyer have been paid pursuant to Section 2 hereof or if there are one or more outstanding Notices of Claim of Buyer pursuant to Section 2 hereof, one-half (1/2) of the Escrow Funds less the amount of pending or paid Notices of Claim of Buyer shall be released from escrow and paid to Sellers. This Agreement will terminate as to the remaining amounts in the Escrow Fund eighteen (18) months after the Closing Date, unless at such time there is outstanding an unsatisfied Notice of Claim of the Buyer pursuant to Section 2 hereof. If at such time there are one or more outstanding Notices of Claim of the Buyer pursuant to Section 2 hereof, the Escrow Agent shall retain an amount of the Escrow Fund equal to the amount specified by the Buyer in one or more Notices of Claim with respect to such unsatisfied claims (or a lesser amount, if so instructed by the Buyer), and this Agreement shall terminate with respect to any excess over said amount. All remaining portions of the Escrow Fund that are not subject to an outstanding claim, together with all interest or other income earned on the Escrow Fund shall be transferred to the Sellers eighteen (18) months from the Closing Date. With respect to any portion of the Escrow Fund retained by the Escrow Agent, this Agreement will terminate after such portion of the Escrow Fund has been distributed to the Buyer and, if applicable, the Sellers after all unsatisfied claims of the Buyer have been finally resolved. At such time as the Escrow Agent has been notified by the Buyer and the Sellers of the amount of the final determination of all such outstanding claims of the Buyer, the Escrow Agent shall transfer such amount of the remaining portion of the Escrow Fund to the Buyer, and will distribute to the Sellers the balance, if any, remaining in the Escrow Fund after the distribution to the Buyer contemplated by this Section 6.

                                                       (EXHIBIT "A" PAGE 3 OF 7)

         7. Expenses of Escrow Agent. The Buyer on the one hand and the Sellers, jointly and severally, on the other hand, each agrees to pay to Escrow Agent reasonable compensation for its services hereunder and to reimburse Escrow Agent for reasonable expenses incurred by it in connection herewith, one-half being paid by the Buyer and one-half by the Sellers.

         8. Remedies; Governing Law. The validity, interpretation, construction, and enforcement of this Agreement are governed by the laws of the State of Florida and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to resolution of conflicts with laws of other jurisdictions. In any mediation, arbitration, litigation, or other legal proceeding arising out of this Agreement, the losing party shall reimburse the prevailing party, on demand, for all costs incurred by the prevailing party in connection with the proceeding. Absent an agreement among all parties to this Agreement otherwise, jurisdiction for all claims brought under this Agreement shall lie exclusively in the appropriate state court in Hillsborough County, Florida or in the appropriate federal court in the Middle District of Florida, Tampa Division.

         9. Notices. Every notice, consent, demand, approval, and request required or permitted by this Agreement will be valid only if it is in writing, delivered personally or by telecopy, commercial courier, or first class, postage prepaid certified United States mail, and addressed by the sender to the party who is the intended recipient at its address set forth below its signature or to the address most recently designated to the other party by notice given in accordance with this Section. A validly given notice, consent, demand, approval, or request will be effective on the earlier of its receipt, if delivered personally, by telecopy, or by commercial courier, or the third day after it is postmarked by the United States Postal Service, if it is delivered by United States mail. Each party promptly shall notify the other parties of any change in its principal mailing address.

         10. Form and Interpretation. The headings preceding the text of the sections of this Agreement are solely for convenient reference and neither constitute a part of this Agreement nor affect its meaning, interpretation, or effect. Unless otherwise expressly indicated, all references in this Agreement to a section are to a section of this Agreement. As used in this Agreement, the word "including" is always without limitation, the word "days" refers to calendar days, including Saturdays, Sundays, and holidays, words in the singular number include words of the plural number and vice versa, the word "person" includes, in addition to a natural person, a trust, corporation, partnership, joint venture, association, unincorporated organization, public body or authority, and a government or any governmental body, agency, authority, department, or subdivision, and the word "costs" includes the fees, costs, and expenses of agents, experts, attorneys, witnesses, mediators, arbitrators, and supersedeas bonds, whether incurred before or after demand or commencement of any legal proceedings, and whether incurred pursuant to trial, appellate, mediation, arbitration, bankruptcy,

                                                       (EXHIBIT "A" PAGE 4 OF 7)
administrative, or judgment-execution proceedings. Whenever possible, each provision of this Agreement should be construed and interpreted so that it is valid and enforceable under applicable law. However, if a provision in this Agreement is held by a court to be invalid or unenforceable under applicable law, that provision will be deemed separable from the remaining provisions of this Agreement and will not affect the validity, interpretation, or effect of other provisions of this Agreement or the application of that provision to circumstances in which it is valid and enforceable.

         11. Integration; Modification. Together with the Purchase Agreement, this Agreement records the final, complete, and exclusive understandings among the parties regarding the subject matter of this Agreement and supersedes any prior or contemporaneous agreement, understanding, or representation, oral or written, by any of them. A waiver, amendment, discharge, extension, termination, or modification of this Agreement will be valid and effective only if it is in writing and signed by the parties to this Agreement. A written waiver of a right, remedy, or obligation under any provision of this Agreement will not constitute a waiver of the provision itself, a waiver of any succeeding right, remedy, or obligation under the provision, or a waiver of any other right, remedy, or obligation under this Agreement.

         12. Execution; Effective Date. The parties may execute this Agreement in counterparts. Each executed counterpart will constitute an original document, and all of them, together, will constitute the same agreement. This Agreement will become effective on the execution date stated below, when each party has executed and delivered a counterpart to the other parties.

         DULY EXECUTED by each of the undersigned, as of the day and year first written above.

                                        THE BUYER:

                                        ROMAC INTERNATIONAL, INC.,
                                        a Florida Corporation


                                        By:___________________________________
                                           Howard W. Sutter, Vice President

                                        Address for Notices:

                                        120 West Hyde Park Place
                                        Suite 1200
                                        Tampa, Florida 33606
                                        Attention: Howard Sutter, Vice President

                                                       (EXHIBIT "A" PAGE 5 OF 7)
                                        with a copy to:

                                        David R. Singleton, Esq.
                                        Holland & Knight LLP
                                        400 North Ashley Drive
                                        Suite 2300
                                        Tampa, Florida 33602



                                        THE SELLERS:


                                        ______________________________________
                                        Scott M. Johnsen

                                        Address for Notices:

                                        3307 Tussell
                                        Naperville, IL 60564



                                        ______________________________________
                                        Donald J. O'Brien

                                        Address for Notices:

                                        180 Millers Crossing
                                        Itasca, IL 60143



                                        ______________________________________
                                        John E. Sweeney

                                        Address for Notices:

                                        26229 8th Street
                                        Salem, WI 53168

                                                       (EXHIBIT "A" PAGE 6 OF 7)
                                        with a copy to:

                                        Brien Nagle, Esq.
                                        Nagle & Higgins, P.C.
                                        1755 Park Street
                                        Suite 260
                                        Naperville, IL 60563



                                        THE ESCROW AGENT:

                                        NATIONSBANK, N.A.


                                        _______________________________________
                                        By:        Shari B. Sawyers
                                        Title:  Vice President

                                        Address for Notices:

                                        400 North Ashley Drive
                                        6th Floor
                                        Tampa, Florida  33602
                                        (813) 224-5228










                                       7
                                                       (EXHIBIT "A" PAGE 7 OF 7)

                    EMPLOYMENT AND NONCOMPETITION AGREEMENT

        This is an Employment and Noncompetition Agreement (the "Agreement"), dated as of September 5, 1997, between ROMAC INTERNATIONAL, INC., a Florida corporation (the "Company"), and SCOTT M. JOHNSEN (the "Employee").

                                   BACKGROUND

        Simultaneously with the execution of this Agreement, the Company is acquiring all the stock of UQ Solutions, Inc. ("UQ") pursuant to a certain Stock Purchase Agreement (the "Stock Agreement"). The Employee has been a shareholder and key employee of UQ. The Company wishes to retain the Employee's services in connection with its acquisition of UQ's business and to obtain certain non-compete and non-disclosure protections from the Employee. The Employee is willing to accept such employment on the terms and conditions set forth herein.

        Accordingly, the parties agree as follows:

                                     TERMS

        1. EMPLOYMENT. The Company agrees to employ the Employee, and the Employee hereby accepts such employment, upon the terms and conditions set forth in this Agreement.

        2.   TERM.  Subject to the provisions for termination contained in
             Section 6, the term of employment under this Agreement shall commence effective as of July 1, 1997, and shall terminate on June 30, 1999.

        3. DUTIES AND AUTHORITY. The Employee shall be engaged as a full-time employee in the position of Information Technology Division Vice-President. The Company shall not reduce the dignity, responsibility, authority, importance or scope of such position during the term of this Agreement.

             The Employee shall perform substantially the same duties as he performed with his previous employer, UQ, prior to its acquisition by the Company, and such other duties as may be reasonably assigned to him by the Company and accepted by the Employee, which duties shall be consistent with his senior management position, compatible with his physical and mental health at the time, not require him to relocate from the Chicago, Illinois area and not require him to travel away from his present city of residence more than sixty (60) days during either of the twelve (12) month periods ending June 30, 1998, and June 30, 1999.

             The Employee shall have full access to all of the financial information with

                                                      (EXHIBIT "B" PAGE 1 OF 8)
             regard to the EBITA for the UQ Solutions Profit Center, as "EBITA" and the "UQ Solutions Profit Center" are defined in the Stock Agreement. In conjunction with DONALD J. O'BRIEN, if he is employed by the Company, otherwise individually, and subject to the overall management and control of the Company, the Employee shall have authority and be allowed to exercise his own discretion, with regard to the day-to-day operation, administration and management of the business, including, but not limited to, the following:

             (a) the recruitment, selection, management, retention, termination and compensation of all existing employees and independent contractor consultants;

             (b) the recruitment, selection, hiring, management, retention, termination and compensation of all new employees and independent contractor consultants consistent with the policies of the Company;

             (c) the management of customer solicitations, sales, contracts, terms and conditions; and

             (d) the control of the EBITA for the UQ Solutions Profit Center, as "EBITA" and the "UQ Solutions Profit Center" are defined in the Stock Agreement.

        4.   COMPENSATION.

             (a) As compensation for services rendered by the Employee to the Company, the Company shall pay the Employee a salary of $100,000.00 per year ("Salary"), payable $20,833.35 on or about September 15, 1997, and thereafter in equal semi-monthly installments of $4,166.67 per installment, plus additional compensation in the amount of twelve percent (12%) of the Earnout determined pursuant to the Stock Agreement, if either the Employee, or DONALD J. O'BRIEN, is terminated by Employer without Cause, as hereinafter defined, payable on or before the due date of the earnout as set forth in the Stock Agreement.

             (b) The Company, at its expense, less any Employee contributions required of all other senior management employees by the Company from time to time, agrees to provide to the Employee and his family the comprehensive health, medical, and dental insurance coverage in effect from time to time at the Company during the term of this Agreement. The Employee shall be entitled to participate in (i) such qualified employee stock option and benefit plans of the Company pursuant to the terms of such plans, and (ii) such other nonqualified benefits plans

                                                      (EXHIBIT "B" PAGE 2 OF 8)
                   as are offered to any other senior management employee.

             (c) The Company shall reimburse the Employee on a monthly basis for all business expenses reasonably incurred by the Employee in the performance of his duties under this Agreement in accordance with the Company's written guidelines; provided, however, that the Employee shall furnish to the Company an itemized list of receipts and invoices in substantiation of such expenditures in accordance with such guidelines.

        5. VACATION. During the term of this Agreement, the Employee shall be entitled to all recognized national holidays, a maximum of four
             (4) weeks per contract year of paid vacation and up to four (4) additional weeks per contract year of unpaid vacation, provided the Employee's immediate supervisor approves when such unpaid vacation may be taken.

        6.   TERMINATION.

             (a)   This Agreement shall be terminated by:

                        (i) the parties upon written agreement of the parties at any time;

                        (ii)   the Company upon the death of the Employee;

                        (iii) the Employee upon sixty (60) days' written notice to the Company by the Employee of his voluntary resignation;

                        (iv) the Employee upon failure to cure any breach of this Agreement by the Company within thirty (30) days of notice of such breach from the Employee; and

                        (v) the Company upon failure to cure any "Cause," as defined in Subsection 6(b), by the Employee within thirty (30) days of notice of such "Cause" from the Company.

             (b)   For purposes of this Agreement, "Cause" shall mean:

                        (i) the Employee performs his duties in an unreasonable and negligent or intentional manner that has a material adverse effect on the financial condition of the UQ Solutions Profit Center;

                                                      (EXHIBIT "B" PAGE 3 OF 8)

                        (ii) the repetitive or material violation by the Employee of the Company's written policies and procedures;

                        (iii) the failure of the Employee to follow the lawful and ethical written instructions of the Company in a timely manner;

                        (iv) the failure of the Employee to be working for the Company for more than five (5) consecutive business days other than as a result of vacation, personal days or illness;

                        (v) the conviction or plea agreement of the Employee of a felony; or

                        (vi) the admitted or proven theft or embezzlement by the Employee of Company funds.

        7.   NON-COMPETITION AND NON-DISCLOSURE.

             (a) The Employee acknowledges that in the course of his employment hereunder, he may obtain knowledge of confidential matters essential to the business and competitive position of the Company, including, without limitation, customer and candidate lists, business strategies, financial information and trade secrets that could unfairly disadvantage the Company were the Employee to engage in business activities competitive with the Company.

             (b) The Employee therefore agrees that he shall not, at any time during his employment hereunder and for a period of one (1) year thereafter, accept employment as an officer, director or employee of, or be or become the owner of ten percent (10%) or more of the outstanding equity interest of, or otherwise consult with or participate in the business of, any entity engaged in business competitive with that of the Company, within one hundred (100) miles of Oak Brook, Illinois, and any other location of the Company in which the Employee has supervisory management and control and the revenues are included in the EBITA for the UQ Solutions Profit Center, as such terms are defined in the Stock Agreement, provided, however, that this shall not restrict the Employee from doing business with any such entity outside of said areas. For purposes of this Agreement, Employee acknowledges and agrees that business competitive with that of Company shall include any business that provides for the placement of employee and independent contractor information technology

                                                      (EXHIBIT "B" PAGE 4 OF 8)
                   consultants to clients.

             (c) The Employee recognizes and acknowledges that all records, documents, customer and candidate lists, referral sources, financial information, trade secrets, methods, techniques, processes, marketing and acquisition strategies and plans, intellectual property (regardless of whether patentable or copyrightable), formulas, computer print-outs, and other information of any kind, whether or not complete and whether or not reduced to writing (collectively, the "Confidential Information"), obtained by the Employee with regard to the Company (or its affiliates, employees, principals, customers, or business associates) during the course of the Employee's employment, and not generally known in the public domain, may constitute valuable, special, and unique and proprietary assets of the Company's business. The Employee agrees that during the Employee's employment hereunder, and following the termination of the Employee's employment, the Employee will not at any time, directly or indirectly, disclose, disseminate or publish any Confidential Information not in the public domain to or for any other person, group, firm, corporation or other entity, or utilize the same for any reason or purpose whatsoever other than (i) for the benefit and at the request of the Company, (ii) as may be required by law, or (iii) in connection with obtaining advice from the Employee's legal counsel. Upon termination of this Agreement, or at any time upon the request of the Company, the Employee shall promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, lists, formulas, and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, then possessed or under the control of the Employee.

             (d) The Employee further agrees that during the Employee's employment hereunder and for one (1) year following the termination of the Employee's employment, the Employee will not, in any manner or at any time, solicit or encourage (i) any person, firm, corporation or other entity that is a customer of the Company to cease doing business with the Company and/or (ii) any other employees of the Company to terminate their employment with the Company, provided, however, that nothing in this Subsection 7(d) shall prevent the Employee from associating with DONALD J. O'BRIEN or the lineal descendants of DONALD J. O'BRIEN.

             (e) If any covenant or provision contained in this Section 7 is found by a court of competent jurisdiction to be unreasonable in duration, geographical scope, or other character of restriction, the covenant or

                                                      (EXHIBIT "B" PAGE 5 OF 8)
                   provision shall not be rendered unenforceable thereby, but rather the duration, geographical scope, or deemed automatically reduced or modified with retroactive effect to the extent necessary to render such covenant or provision enforceable, and such covenant or provision shall be enforced as modified.

             (f) The parties acknowledge and agree that damages in the event of a breach of the provisions of this Section 7 by the Employee may be difficult to ascertain, and therefore the Company, in addition to and without limitation by any other remedy, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach.

             (g) This Section 7 shall not apply in the event that the Employee is terminated by Employer without Cause.

        8. ASSIGNMENT, BINDING EFFECT. The Company may not assign its rights or delegate its duties hereunder without the Employee's written consent, except in connection with a merger or acquisition pursuant to which the acquiring entity assumes the Company's obligation hereunder (in any or all of which cases, the Company nonetheless shall remain responsible and guarantee the performance of all of its obligations hereunder). The Company shall as part of any merger or acquisition transaction guaranty that the Company's obligations under this Agreement shall be assumed by any and all successors and assigns during the term of the Agreement. The Employee may not delegate his duties or assign his rights hereunder, without the Company's prior written consent. This Agreement shall inure to the benefit of and be binding upon the Company's permitted successors and assigns, and shall inure to the benefit of and be binding upon the Employee's heirs, distributees and personal representatives.

        9. SEVERABILITY. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, in whole or in part, such invalidity shall not affect any otherwise valid provision, and all other valid provisions shall remain in full force and effect.

        10. COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one document.

        11. TITLES. The titles and headings preceding the text of the sections of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation, or effect.

                                                      (EXHIBIT "B" PAGE 6 OF 8)

        12. WAIVER. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant, or condition, and the obligations of either party with respect to such term, covenant, or condition shall continue in full force and effect.

        13. ENTIRE AGREEMENT; MODIFICATION. This Agreement supersedes all previous negotiations between the Employee and this Company with respect to the subject matter hereof. This Agreement cannot be amended, modified, or supplemented in any respect except by a subsequent written agreement entered into by both parties.

        14. NOTICE. Any notice required or permitted to be given under this Agreement shall be in writing and personally delivered or sent by the United States Postal Service, postage prepaid, or such nationally recognized overnight delivery service as may be allowed from time to time pursuant to Section 7502 of the Internal Revenue Code, and addressed as follows:

                        If to the Company:

                                ROMAC INTERNATIONAL, INC.
                                120 West Hyde Park Place
                                Suite #120
                                Tampa, Florida 33606
                                Attn:   HOWARD W. SUTTER, Vice-President

                        If to the Employee:

                                SCOTT M. JOHNSEN
                                3307 Tussell
                                Naperville, Illinois 60564

        15. COSTS AND EXPENSES. In the event either party breaches its performance obligations under this Agreement, the breaching party shall be responsible for costs and expenses (including reasonable legal fees) of the non-breaching party in any litigation or action, whether legal or equitable, in which the non-breaching party prevails.

        16. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois, without giving effect to any choice or conflict of law provision or rule, whether of the State of Illinois or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Illinois.

                                                      (EXHIBIT "B" PAGE 7 OF 8)

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                        ROMAC INTERNATIONAL, INC.



                                        By:
                                           --------------------------------
                                                 HOWARD W. SUTTER,
                                                 Vice President



                                        EMPLOYEE



                                        -----------------------------------
                                                SCOTT M. JOHNSEN

                                                   (EXHIBIT "B" PAGE 8 OF 8)

                    EMPLOYMENT AND NONCOMPETITION AGREEMENT

        This is an Employment and Noncompetition Agreement (the "Agreement"), dated as of September 5, 1997, between ROMAC INTERNATIONAL, INC., a Florida corporation (the "Company"), and DONALD J. O'BRIEN (the "Employee").

                                   BACKGROUND

        Simultaneously with the execution of this Agreement, the Company is acquiring all the stock of UQ Solutions, Inc. ("UQ") pursuant to a certain Stock Purchase Agreement (the "Stock Agreement"). The Employee has been a shareholder and key employee of UQ. The Company wishes to retain the Employee's services in connection with its acquisition of UQ's business and to obtain certain non-compete and non-disclosure protections from the Employee. The Employee is willing to accept such employment on the terms and conditions set forth herein.

        Accordingly, the parties agree as follows:

                                     TERMS

        1. EMPLOYMENT. The Company agrees to employ the Employee, and the Employee hereby accepts such employment, upon the terms and conditions set forth in this Agreement.

        2.   TERM.  Subject to the provisions for termination contained in
             Section 6, the term of employment under this Agreement shall commence effective as of July 1, 1997, and shall terminate on June 30, 1999.

        3. DUTIES AND AUTHORITY. The Employee shall be engaged as a full-time employee in the position of Information Technology Division Vice-President. The Company shall not reduce the dignity, responsibility, authority, importance or scope of such position during the term of this Agreement.

             The Employee shall perform substantially the same duties as he performed with his previous employer, UQ, prior to its acquisition by the Company, and such other duties as may be reasonably assigned to him by the Company and accepted by the Employee, which duties shall be consistent with his senior management position, compatible with his physical and mental health at the time, not require him to relocate from the Chicago, Illinois area and not require him to travel away from his present city of residence more than sixty (60) days during either of the twelve (12) month periods ending June 30, 1998, and June 30, 1999.

                                                      (EXHIBIT "C" PAGE 1 OF 8)

             The Employee shall have full access to all of the financial information with regard to the EBITA for the UQ Solutions Profit Center, as "EBITA" and the "UQ Solutions Profit Center" are defined in the Stock Agreement. In conjunction with SCOTT M. JOHNSEN, if he is employed by the Company, otherwise individually, and subject to the overall management and control of the Company, the Employee shall have authority and be allowed to exercise his own discretion, with regard to the day-to-day operation, administration and management of the business, including, but not limited to, the following:

             (a) the recruitment, selection, management, retention, termination and compensation of all existing employees and independent contractor consultants;

             (b) the recruitment, selection, hiring, management, retention, termination and compensation of all new employees and independent contractor consultants consistent with the policies of the Company;

             (c) the management of customer solicitations, sales, contracts, terms and conditions; and

             (d) the control of the EBITA for the UQ Solutions Profit Center, as "EBITA" and the "UQ Solutions Profit Center" are defined in the Stock Agreement.

        4.   COMPENSATION.

             (a) As compensation for services rendered by the Employee to the Company, the Company shall pay the Employee a salary of $100,000.00 per year ("Salary"), payable $20,833.35 on or about September 15, 1997, and thereafter in equal semi-monthly installments of $4,166.67 per installment, plus additional compensation in the amount of twelve percent (12%) of the Earnout determined pursuant to the Stock Agreement, if either the Employee, or SCOTT M. JOHNSEN, is terminated by Employer without Cause, as hereinafter defined, payable on or before the due date of the earnout as set forth in the Stock Agreement.

             (b) The Company, at its expense, less any Employee contributions required of all other senior management employees by the Company from time to time, agrees to provide to the Employee and his family the comprehensive health, medical, and dental insurance coverage in effect from time to time at the Company during the term of this Agreement. The Employee shall be entitled to participate in (i) such qualified employee stock option and benefit plans of the Company pursuant to

                                                      (EXHIBIT "C" PAGE 2 OF 8)
                   the terms of such plans, and (ii) such other nonqualified benefits plans as are offered to any other senior management employee.

             (c) The Company shall reimburse the Employee on a monthly basis for all business expenses reasonably incurred by the Employee in the performance of his duties under this Agreement in accordance with the Company's written guidelines; provided, however, that the Employee shall furnish to the Company an itemized list of receipts and invoices in substantiation of such expenditures in accordance with such guidelines.

        5. VACATION. During the term of this Agreement, the Employee shall be entitled to all recognized national holidays, a maximum of four
             (4) weeks per contract year of paid vacation and up to four (4) additional weeks per contract year of unpaid vacation, provided the Employee's immediate supervisor approves when such unpaid vacation may be taken.

        6.   TERMINATION.

             (a)   This Agreement shall be terminated by:

                        (i) the parties upon written agreement of the parties at any time;

                        (ii)   the Company upon the death of the Employee;

                        (iii) the Employee upon sixty (60) days' written notice to the Company by the Employee of his voluntary resignation;

                        (iv) the Employee upon failure to cure any breach of this Agreement by the Company within thirty (30) days of notice of such breach from the Employee; and

                        (v) the Company upon failure to cure any "Cause," as defined in Subsection 6(b), by the Employee within thirty (30) days of notice of such "Cause" from the Company.

             (b)   For purposes of this Agreement, "Cause" shall mean:

                        (i) the Employee performs his duties in an unreasonable and negligent or intentional manner that has a material adverse effect on the financial condition of the UQ Solutions Profit Center;

                                                      (EXHIBIT "C" PAGE 3 OF 8)

                        (ii) the repetitive or material violation by the Employee of the Company's written policies and procedures;

                        (iii) the failure of the Employee to follow the lawful and ethical written instructions of the Company in a timely manner;

                        (iv) the failure of the Employee to be working for the Company for more than five (5) consecutive business days other than as a result of vacation, personal days or illness;

                        (v) the conviction or plea agreement of the Employee of a felony; or

                        (vi) the admitted or proven theft or embezzlement by the Employee of Company funds.

        7.   NON-COMPETITION AND NON-DISCLOSURE.

             (a) The Employee acknowledges that in the course of his employment hereunder, he may obtain knowledge of confidential matters essential to the business and competitive position of the Company, including, without limitation, customer and candidate lists, business strategies, financial information and trade secrets that could unfairly disadvantage the Company were the Employee to engage in business activities competitive with the Company.

             (b) The Employee therefore agrees that he shall not, at any time during his employment hereunder and for a period of one (1) year thereafter, accept employment as an officer, director or employee of, or be or become the owner of ten percent (10%) or more of the outstanding equity interest of, or otherwise consult with or participate in the business of, any entity engaged in business competitive with that of the Company, within one hundred (100) miles of Oak Brook, Illinois, and any other location of the Company in which the Employee has supervisory management and control and the revenues are included in the EBITA for the UQ Solutions Profit Center, as such terms are defined in the Stock Agreement, provided, however, that this shall not restrict the Employee from doing business with any such entity outside of said areas. For purposes of this Agreement, Employee acknowledges and agrees that business competitive with that of Company shall include any business that provides for the placement of employee and independent contractor information technology

                                                      (EXHIBIT "C" PAGE 4 OF 8)
                   consultants to clients.

             (c) The Employee recognizes and acknowledges that all records, documents, customer and candidate lists, referral sources, financial information, trade secrets, methods, techniques, processes, marketing and acquisition strategies and plans, intellectual property (regardless of whether patentable or copyrightable), formulas, computer print-outs, and other information of any kind, whether or not complete and whether or not reduced to writing (collectively, the "Confidential Information"), obtained by the Employee with regard to the Company (or its affiliates, employees, principals, customers, or business associates) during the course of the Employee's employment, and not generally known in the public domain, may constitute valuable, special, and unique and proprietary assets of the Company's business. The Employee agrees that during the Employee's employment hereunder, and following the termination of the Employee's employment, the Employee will not at any time, directly or indirectly, disclose, disseminate or publish any Confidential Information not in the public domain to or for any other person, group, firm, corporation or other entity, or utilize the same for any reason or purpose whatsoever other than (i) for the benefit and at the request of the Company, (ii) as may be required by law, or (iii) in connection with obtaining advice from the Employee's legal counsel. Upon termination of this Agreement, or at any time upon the request of the Company, the Employee shall promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, lists, formulas, and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, then possessed or under the control of the Employee.

             (d) The Employee further agrees that during the Employee's employment hereunder and for one (1) year following the termination of the Employee's employment, the Employee will not, in any manner or at any time, solicit or encourage (i) any person, firm, corporation or other entity that is a customer of the Company to cease doing business with the Company and/or (ii) any other employees of the Company to terminate their employment with the Company, provided, however, that nothing in this Subsection 7(d) shall prevent the Employee from associating with SCOTT M. JOHNSEN or the lineal descendants of DONALD J. O'BRIEN.

             (e) If any covenant or provision contained in this Section 7 is found by a court of competent jurisdiction to be unreasonable in duration, geographical scope, or other character of restriction, the covenant or

                                                      (EXHIBIT "C" PAGE 5 OF 8)
                   provision shall not be rendered unenforceable thereby, but rather the duration, geographical scope, or deemed automatically reduced or modified with retroactive effect to the extent necessary to render such covenant or provision enforceable, and such covenant or provision shall be enforced as modified.

             (f) The parties acknowledge and agree that damages in the event of a breach of the provisions of this Section 7 by the Employee may be difficult to ascertain, and therefore the Company, in addition to and without limitation by any other remedy, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach.

             (g) This Section 7 shall not apply in the event that the Employee is terminated by Employer without Cause.

        8. ASSIGNMENT, BINDING EFFECT. The Company may not assign its rights or delegate its duties hereunder without the Employee's written consent, except in connection with a merger or acquisition pursuant to which the acquiring entity assumes the Company's obligation hereunder (in any or all of which cases, the Company nonetheless shall remain responsible and guarantee the performance of all of its obligations hereunder). The Company shall as part of any merger or acquisition transaction guaranty that the Company's obligations under this Agreement shall be assumed by any and all successors and assigns during the term of the Agreement. The Employee may not delegate his duties or assign his rights hereunder, without the Company's prior written consent. This Agreement shall inure to the benefit of and be binding upon the Company's permitted successors and assigns, and shall inure to the benefit of and be binding upon the Employee's heirs, distributees and personal representatives.

        9. SEVERABILITY. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, in whole or in part, such invalidity shall not affect any otherwise valid provision, and all other valid provisions shall remain in full force and effect.

        10. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one document.

        11. TITLES. The titles and headings preceding the text of the sections of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation, or effect.

                                                      (EXHIBIT "C" PAGE 6 OF 8)

        12. WAIVER. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant, or condition, and the obligations of either party with respect to such term, covenant, or condition shall continue in full force and effect.

        13. ENTIRE AGREEMENT; MODIFICATION. This Agreement supersedes all previous negotiations between the Employee and this Company with respect to the subject matter hereof. This Agreement cannot be amended, modified, or supplemented in any respect except by a subsequent written agreement entered into by both parties.

        14. NOTICE. Any notice required or permitted to be given under this Agreement shall be in writing and personally delivered or sent by the United States Postal Service, postage prepaid, or such nationally recognized overnight delivery service as may be allowed from time to time pursuant to Section 7502 of the Internal Revenue Code, and addressed as follows:

                        If to the Company:

                                ROMAC INTERNATIONAL, INC.
                                120 West Hyde Park Place
                                Suite #120
                                Tampa, Florida 33606
                                Attn:   HOWARD W. SUTTER, Vice-President

                        If to the Employee:

                                DONALD J. O'BRIEN
                                180 Millers Crossing
                                Itasca, Illinois 60143

        15. COSTS AND EXPENSES. In the event either party breaches its performance obligations under this Agreement, the breaching party shall be responsible for costs and expenses (including reasonable legal fees) of the non-breaching party in any litigation or action, whether legal or equitable, in which the non-breaching party prevails.

        16. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois, without giving effect to any choice or conflict of law provision or rule, whether of the State of Illinois or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Illinois.

                                                      (EXHIBIT "C" PAGE 7 OF 8)

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                        ROMAC INTERNATIONAL, INC.



                                        By:
                                           --------------------------------
                                                 HOWARD W. SUTTER,
                                                 Vice President



                                        EMPLOYEE



                                        -----------------------------------
                                                DONALD J. O'BRIEN

                                                   (EXHIBIT "C" PAGE 8 OF 8)

                       [NAGLE & HIGGINS, P.C. LETTERHEAD]



                               September 5, 1997


Romac International, Inc.
120 West Hyde Park Place
Suite 1200
Tampa, Florida 33606


ATTN: Howard V. Sutter, Vice-President


                Re: Stock Purchase Agreement dated September 5, 1997, between Romac International, Inc. ("the Buyer") and Scott M. Johnsen, Donald J. O'Brien, and John E. Sweeney
                      ("the Sellers")

Dear Sirs:

        We have acted as counsel to the Sellers, the sole shareholders of Uni*Quality Systems Solutions, Inc. d/b/a UQ Solutions, Inc., an Illinois corporation (hereinafter "the Corporation"), in connection with their sale to you of six hundred (600) shares of common capital stock in the Corporation (hereinafter "the Transaction") pursuant to the Stock Purchase Agreement dated September 5, 1997, entered into by you and the Sellers (hereinafter "the Agreement"). We have participated on behalf of the Sellers in the preparation of the Agreement and the Schedules to the Agreement.

        Capitalized terms used in this Opinion Letter and not otherwise defined in this Opinion Letter are defined as set forth in the Accord (as defined below). Pursuant to Section 21 of the Accord, the term "Other Agreement" as used in the Accord for purposes of applying to this Opinion Letter shall include only those contracts and agreements identified by certain officers of the Sellers as contracts or agreements, the breach or default of which would result in a material adverse effect on the business or financial condition of the Corporation. Pursuant to Section 21 of the Accord, the term "Court Orders" as used in the Accord for purposes of applying to this Opinion Letter shall include only those court orders identified by certain officers of the Sellers as court orders, the violation of which could result in a material adverse effect on the business or financial condition of the Corporation.




                                                     (EXHIBIT "D" PAGE 1 OF 4)

Romac International, Inc.
September 5, 1997
Page 2


        In connection with this Opinion Letter, we have examined the following:

                1.   An executed copy of the Agreement;

                2. A Certificate of Good Standing for the Corporation issued by the Secretary of State of Illinois;

                3.   The Articles of Incorporation dated January 18, 1994;

                4.   The Bylaws of the Corporation;

                5. Stock Certificate Number 1 of the Corporation evidencing Donald J. O'Brien's ownership of two hundred (200) shares of the Corporation's common capital stock;

                6. Stock Certificate Number 2 of the Corporation evidencing Scott M. Johnsen's ownership of two hundred (200) shares of the Corporation's common capital stock; and

                7. Stock Certificate Number 3 of the Corporation evidencing John E. Sweeney's ownership of two hundred (200) shares of the Corporation's common capital stock.

        Collectively, these documents are referred to as the "Transaction Documents".

        We have considered such matters of law and fact, and relied upon the accuracy of the Representations and Warranties of the Sellers made in Articles 3 and 5 of the Agreement, the Certificate of the Sellers and other information as we have deemed appropriate as a basis for our opinions set forth below.

        This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction with the Accord. The law covered by the opinions expressed in the Opinion Letter is limited to the Federal law of the United States and the law of the State of Illinois.




                                                    (EXHIBIT "D" PAGE 2 OF 4)

Romac International, Inc.
September 5, 1997
Page 3


        Based upon the foregoing, and subject to the qualifications and exceptions set forth below, we are of the opinion that:

                1. The Corporation is incorporated and validly existing under the laws of the State of Illinois;

                2. The Shareholders are the owners, beneficially and of record, of all of the issued and outstanding stock of the Corporation and have full power to transfer such stock to you pursuant to the Agreement;

                3. Each Transaction Document to which each Seller is a party has been duly executed and delivered by each Seller;

                4. The Transaction Documents are each enforceable against the Sellers, provided, however, no opinion is expressed about the enforceability of the post-closing covenants in Article 7 of the Agreement dealing with the Covenant Not to Compete, Solicitation, and Solicitation of Employees; and

                5. The execution and delivery by each Seller of, and performance of each Seller's obligations under, the Transaction Documents do not violate the Corporation's Articles of Incorporation or Bylaws, or based and relying upon the Representations and Warranties of Seller in Articles 3 and 5 of the Agreement, to our knowledge, breach or result in a default under, any existing obligation of any Seller under any Other Agreement or Court Order listed herein.

        Based and relying upon the Representations and Warranties of Sellers in
Article 3 and 5 of the Agreement, we hereby confirm to you that there are no material actions against the Corporation, pending or overtly threatened in writing, before any court, governmental agency, or arbitrator.

        Pursuant to Section 21 of the Accord, the Opinions set forth in this letter are subject to the following qualifications, limitations and assumptions, in addition to those set forth elsewhere in this letter:

                1. The General Qualifications of the Accord apply to each of the Opinions set forth in this Opinion Letter.



                                                      (EXHIBIT "D" PAGE 3 OF 4)

Romac International, Inc.
September 5, 1997
Page 4


                2. The enforceability of the Transaction Documents may be limited or otherwise affected by applicable law of the State of Illinois, which may render certain of the remedies and waivers in the documents unenforceable, but the inclusion of which do not affect the validity of any of the documents taken as a whole or make the remedies generally afforded thereunder inadequate for the practical realization of the principal benefits intended to be provided by those documents; and

                3. The Opinions expressed in this Opinion Letter are matters of professional judgment and are not a guarantee of results.

        This Opinion Letter is solely for your use in connection with the Transaction and may be relied upon by you only in connection with the Transaction and may not be used or relied upon by any other person for any purpose whatsoever, other than in connection with regulatory requirements or in response to a court order, without in each instance our prior written consent.


                                Very truly yours,
                                Nagle & Higgins, P.C.



                                By:
                                   -----------------------------------
                                        Brien J. Nagle,
                                        Vice-President



                                                     (EXHIBIT "D" PAGE 4 OF 4)

Law Offices
HOLLAND & KNIGHT LLP

400 North Ashley Drive, Suite 2300                     Atlanta                           Orlando
P.O. Box 1288 (ZIP 33601-1288)                         Boca Raton                        San Francisco
Tampa, Florida 33602-4300                              Fort Lauderdale                   St. Petersburg
                                                       Jacksonville                      Tallahassee
                                                       Lakeland                          Tampa
813-227-8500                                           Miami                             Washington, D.C.
FAX 813-229-0134                                       New York                          West Palm Beach


                               September 5, 1997



Scott M. Johnsen
Donald J. O'Brien
John F. Sweeney
2211 South York Road
Suite 310
Oak Brook, Illinois 60529

Gentlemen:

         We have acted as counsel to Romac International, Inc., a Florida corporation (the "Company"), in connection with the execution and delivery of a Stock Purchase Agreement, dated September 5, 1997 (the "Agreement"), between the Company and Scott M. Johnsen, Donald J. O'Brien, and John E. Sweeney (the "Sellers").

         We are delivering this opinion pursuant to Section 8(b)(viii) of the Agreement. Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings set forth in the Agreement.

         This letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this letter should be read in conjunction therewith.

         As used in this opinion, the term "knowledge" means the conscious awareness of facts or other information by the individual signing this opinion or any lawyer in this firm who has had actual involvement in preparing this opinion.

         With respect to factual matters underlying the opinions expressed below, we have relied upon representations from an officer of the Company, as set forth in Attachment 1 hereto.

         The law covered by the opinions expressed below is limited to the laws of the State of Florida and the federal laws of the United States, and we assume no responsibility as to the applicability of the law of any other jurisdiction to the subject transaction or the effects of such laws thereon.

      Based upon and subject to the foregoing, we are of the opinion that:

         1. The Company is a corporation organized under the laws of Florida and its status is active.
         2. The Company has the requisite corporate power and authority to execute and deliver the Agreement and other documents the Company is required thereby to execute and deliver to the Seller at Closing (the "Closing Documents") and to consummate the transactions contemplated thereby. The execution, delivery, and performance of the Closing Documents by the Company will not conflict with, or result in a breach of, the Articles of Incorporation or Bylaws of the Company, or, to our knowledge, any material instrument or agreement to which the



                                                    (EXHIBIT "E" PAGE 1 OF 3)

Company is a party or by which its assets are bound. The execution and delivery of each Closing Document and the performance of the transactions contemplated thereby have been duly authorized and approved by all requisite corporate action on the part of the Company.

         3. Each Closing Document to which the Company is a party has been duly executed and delivered on behalf of the Company and represents a valid and binding obligation of the Company, enforceable against it in accordance with its terms.

         This opinion is furnished to you solely for your benefit and may not be delivered to or relied upon by any other person without our prior written consent.

                                        Very truly yours,

                                        HOLLAND & KNIGHT LLP




                                                    (EXHIBIT "E" PAGE 2 OF 3)

                                  ATTACHMENT 1

                              FACTUAL CERTIFICATE

         The undersigned person is supplying this Certificate to Holland & Knight LLP to permit Holland & Knight LLP to deliver an opinion of counsel in connection with the closing of the transactions contemplated by a Stock Purchase Agreement, dated September 5, 1997 (the "Agreement"), between Romac International, Inc. (the "Company") and Scott Johnsen, Donald J. O'Brien, and John E. Sweeney (the "Sellers"). The undersigned person is delivering the representations and warranties set forth below with the understanding that Holland & Knight LLP intends to rely upon such representations and warranties in delivering its opinion.

         1. The company represents and warrants that the execution, delivery, and performance of the Agreement by the Company will not conflict with, or result in a breach of, or require the consent of a party to, any material agreement or instrument to which the Company is a party or by which its assets are bound, and will not violate or conflict with any decision, judgment, decree, order, regulation, rule of court, or governmental authority to which the Company is a party or is subject.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate on September 5, 1997.


                                          ROMAC INTERNATIONAL, INC.


                                          By:________________________
                                             Howard W. Sutter, Vice President




                                                    (EXHIBIT "E" PAGE 3 OF 3)

        THE DISCLOSURE SCHEDULES TO THIS AGREEMENT HAVE BEEN OMITTED PURSUANT TO ITEM 601(b)(2) OF REGULATION S-K. ROMAC INTERNATIONAL, INC. AGREES TO FURNISH THESE SCHEDULES TO THE COMMISSION UPON REQUEST.